Exhibit 4.4

WARRANT CLARIFICATION AGREEMENT

This Warrant Clarification Agreement (this “Agreement”), dated December 29, 2006, is to the Warrant Agreement, dated as of June 7, 2006 (the “Warrant Agreement”), by and between HD Partners Acquisition Corporation, a Delaware corporation (“Company”), and American Stock Transfer & Trust Company, a New York corporation (“Warrant Agent”).

WHEREAS, Section 3.3.2 of the Warrant Agreement provides that Company shall not be obligated to deliver any securities pursuant to the exercise of a warrant unless a registration statement under the Securities Act of 1933, as amended (“Securities Act”), with respect to the common stock is effective.

WHEREAS, in furtherance of the foregoing, the Company’s final prospectus, dated June 1, 2006, indicated (i) that no warrant would be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been registered under the Securities Act or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrant and (ii) that the warrant may be deprived of any value and the market for the warrant may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrant is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holder of the warrant resides.

WHEREAS, as a result of certain questions that have arisen regarding the accounting treatment applicable to the warrants, the Company deems it necessary and desirable to amend the Warrant Agreement to clarify that the registered holders do not have the right to receive a net cash settlement in the event the Company does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants at the time such warrants are exercisable.

NOW, THEREFORE, the parties hereto agree to amend the Warrant Agreement as set forth herein.

1.           Exercise of the Warrants. The undersigned hereby agree that the Warrant Agreement is hereby amended by adding the following last two sentences to Section 3.3.2:

“In no event will the registered holder of a Warrant be entitled to receive a net-cash settlement or other consideration in lieu of physical settlement in shares of Common Stock if the Common Stock underlying the Warrants is not covered by an effective registration statement. Accordingly, the Warrants may expire unexercised and worthless if a current registration statement covering the Common Stock is not effective.”

2.           Redemption of the Warrants. The undersigned hereby agree that the Warrant Agreement is hereby amended by adding the following penultimate sentence to Section 6.1:

“For the avoidance of doubt, the Company may redeem the Warrants only if there is an effective registration statement with respect to the Common Stock to enable the exercise of the Warrants during the period specified in Section 6.3 hereof.

3.           Miscellaneous.

(a)  Governing Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 of the Warrant Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

(b)  Responsibility of the Warrant Agent. The Warrant Agent has no responsibility for the correctness of the recitals above which shall be taken as statements of the Company, and makes no representations as to the validity, sufficiency and enforceability of this Agreement.

(c)  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

(d)  Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Agreement, provisions of the Warrant Agreement which are not inconsistent with this Agreement shall remain in full force and effect. This Agreement may be executed in counterparts.

(e)  Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Clarification Agreement as of the date first written above.

HD PARTNERS ACQUISITION CORPORATION

By:		/s/ Eddy W. Hartenstein
	Name:	Eddy W. Hartenstein
	Title:	Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:		/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President